UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2007

General DataComm Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-8086	06-0853856
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6 Rubber Avenue, Naugatuck, CT	06770
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (203)-729-0271

N/A

___________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an off-Balance Sheet Arrangement of a Registrant

New Mortgage Agreement, Replacement of Senior Loan and Resulting Gain

On July 30, 2007, GDC Naugatuck, Inc., a subsidiary of General DataComm Industries, Inc. (The “Company”) obtained mortgage financing in the amount of $4,500,000 from Atlas Partners Mortgage Investors, LLC (“Atlas”), secured by the subsidiary’s real estate property where the Company conducts its operations in Naugatuck, Connecticut.

The mortgage requires monthly payment of interest commencing August 1, 2007, at the rate of 30-day LIBOR (currently 5.32%) plus 6%, such rate being established two business days prior to the commencement of each month, and remaining fixed for such month. The mortgage matures on July 31, 2009 at which time the principal amount of $4,500,000 becomes due. The loan does not have any financial covenants.

The proceeds of the mortgage will be used to refinance and replace the remaining balance owed on the senior secured debt of Ableco Finance LLC (“Ableco”) in the amount of $4,379,252. Pursuant to an amendment to the senior loan agreement with Ableco dated January 17, 2007, Ableco agreed that the Company’s loan obligations would be reduced by $1,500,000 if such loan obligations were repaid in full by December 31, 2007. Therefore, the Company will realize a gain in the amount of $1,500,000 in the quarter and fiscal year ending September 30, 2007. Also as a result of the satisfaction of the Ableco debt, Ableco will surrender contingent warrants to purchase the Company’s common stock that had been provided in the senior loan agreement.

The remaining proceeds will be used primarily to pay real estate taxes, legal and other costs associated with obtaining the mortgage. Two of the Company’s directors, Howard S. Modlin and John Segall, agreed to subordinate their mortgage on the property to the mortgage of Atlas.

The foregoing is a summary of the mortgage and reference is made to Exhibits 10.1 and 10.2 filed herewith for the complete terms of such mortgage and note evidencing the loan.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Open End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing

10.2	Mortgage Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General DataComm Industries, Inc. (Registrant)

By:	/S/ William G. Henry
William G. Henry
Vice President, Finance and Administration, and Principal Financial Officer

August 1, 2007